Exhibit 99.1
Dendreon Reports Fourth Quarter and 2009 Year End Financial Results
— Conference Call to be Hosted Today at 4:30 p.m. ET —
SEATTLE, February 22, 2010 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2009. Revenue for the year ended December 31, 2009 was $101,000 compared to $111,000 for year ended December 31, 2008. Revenue for the fourth quarter of 2009 was $21,000 compared to $28,000 for the quarter ended December 31, 2008.
The net loss for the year ended December 31, 2009 was $220.2 million, or $2.04 per share, compared to $71.6 million, or $0.79 per share for the year ended December 31, 2008. This loss includes a non-cash fair value adjustment of $118.8 million or $1.10 per share associated with a change in the fair value of our warrants The size of this re-measurement is directly related to the price increase our common stock experienced this year. Net loss in the fourth quarter of 2009 was $32.5 million or $0.28 per share, compared to a net loss of $8.8 million, or $0.09 per share, for the same period in 2008. Dendreon’s total operating expenses for the year ended December 31, 2009 were $100.1 million compared to $70.6 million in 2008.
As of December 31, 2009, Dendreon had approximately $606 million in cash, cash equivalents, and short-term and long-term investments compared to $111 million as of December 31, 2008.
Recent Highlights:
•	Submitted an amended Biologics License Application (BLA) for PROVENGE® (sipuleucel-T) for which the U.S. Food and Drug Administration (FDA) assigned a Prescription Drug User Fee Act (PDUFA) date of May 1, 2010.

•	Raised $409.5 million in net proceeds through a common stock offering in the fourth quarter 2009, bringing the total net funds raised for the year to approximately $630 million, allowing the Company to accelerate the build out of the Atlanta, Georgia and Orange County, California commercial manufacturing facilities, which we expect will become operational in mid-2011.

•	Hired Hans Bishop as chief operating officer. Hans was most recently president of the specialty medicine business at Bayer and executive vice president of Bayer Healthcare LLC.

•	Elected Ian Clark, chief executive officer and head of North American commercial operations at Genentech, and Pedro Granadillo, former senior vice president of global manufacturing and human resources at Eli Lilly & Company, to Board of Directors.
“The positive results from our IMPACT study of PROVENGE made 2009 a momentous year for Dendreon and its stockholders as we initiated the transition to a commercial enterprise to serve patients with late-stage prostate cancer,” said Mitchell H. Gold, M.D., president and chief executive officer. “To continue this transformation in 2010, we are investing in our commercial and manufacturing infrastructure to support the launch of PROVENGE pending FDA approval.”
Conference Call Information
Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 1-800-260-8140 (domestic) or +1-617-614-3672 (international); the conference ID number is 15732512. The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-286-8010 or +1-617-801-6888 for international callers; the conference ID number is 13123096. The replay will be available from 7:30 pm ET on Monday, February 22nd, until 11:59 pm ET on Monday, March 1st. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce ACI product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
This news release contains forward-looking statements that are subject to risks and uncertainties.
Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE and requisite receipt of FDA licensure for marketing. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(unaudited)
Revenue	$21	$28	$101	$111

Operating expenses:

Research and development	19,974	10,755	61,586	50,086

General and administrative	16,430	4,783	38,556	20,503

Total operating expenses	36,404	15,538	100,142	70,589

Loss from operations	(36,383)	(15,510)	(100,041)	(70,478)

Interest income	239	712	964	3,619

Interest expense	(390)	(1,161)	(2,321)	(5,156)
Gain (Loss) from valuation of warrant liability	4,025	7,122	(118,763)	371

Net loss	$(32,509)	$(8,837)	$(220,161)	$(71,644)

Basic and diluted net loss per share	$(0.28)	$(0.09)	$(2.04)	$(0.79)

Shares used in computation of basic and diluted net loss per share	116,814	95,109	108,050	90,357

	December 31,	December 31,
	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$409,829	$59,523
Short-term investments	167,116	45,638
Long-term investments	29,441	5,416
Prepaid antigen costs	18,975	—
Total assets	735,415	147,204
Warrant liability	132,953	14,190
Convertible senior subordinated notes	52,535	85,250
Total stockholders’ equity	503,564	27,006